Exhibit 99.2

PRESS RELEASE

Date:	May 4, 2015

From:	MutualFirst Financial, Inc.

For Publication:	Immediately

Contact:	David W. Heeter
(765) 747-2800

MutualFirst Financial Holds Annual Meeting

Muncie, Indiana – May 4, 2015 - MutualFirst Financial, Inc. (NASDAQ: MFSF), the holding company for MutualBank, held its sixteenth annual meeting of stockholders at the Bank’s headquarters on May 1, 2015. It was the 125th annual meeting for MutualBank.

The company acted on three items of business during the annual meeting. The first order of business was to re-elect Patrick C. Botts, William V. Hughes, Jerry D. McVicker, and James D. Rosema for a term of three years to expire in 2018. The second order of business was the approval of an advisory (non-binding) resolution to approve executive compensation as disclosed in the Proxy Statement, and the third item of business was to ratify the appointment of BKD, LLP as the company’s independent registered public accounting firm for the fiscal year ending December 31, 2015.

Heeter commented, “2014 was a year of continued increased momentum. We are excited to get started on the execution of our new Strategic Plan which we believe will continue to enhance shareholder value.”

The following Directors were elected:

Patrick C. Botts. Mr. Botts has served as Executive Vice President of the Company and President and Chief Operating Officer of the Bank since November 2003. During the years prior to that appointment, he had served as the Executive Vice President, Vice President of Human Resources, Marketing and Administration and Vice President of Retail Lending for the Bank and has been employed by the Bank since 1986. Mr. Botts’ many years of service in all areas of the Bank’s operations and his duties as President of the Bank bring a special knowledge of the financial, economic and regulatory challenges the Company faces, and he is well suited to educating the Board on these matters.

William V. Hughes. Mr. Hughes has served as a partner in the law firm of Beasley & Gilkison, LLP, Muncie, Indiana, since 1977. That law firm serves as general counsel to the Bank. Mr. Hughes brings extensive legal knowledge to the Board, particularly with respect to Indiana real property law, commercial transactions, trusts and estates and business litigation. His legal background also serves the Board as a resource for matters of corporate governance and director responsibility.

Jerry D. McVicker. Mr. McVicker retired in 2003. Prior to that, he had served as an Administrator, Chief Executive Officer and Chief Operating Officer for Marion Community Schools since 1996. He had served as a director of Marion Capital Holdings, Inc., prior to its acquisition by the Company in 2000. He is the Chairman of the Company’s Compensation Committee. Mr. McVicker has many years of extensive management and administrative experience. His participation in our local business community for over 30 years brings knowledge of the local economy and business opportunities to the Bank.

James D. Rosema. Mr. Rosema is the founder and was the President of Rosema Corporation, an interior finishing company located in Muncie, Fort Wayne, and South Bend, Indiana, from 1972 until 2012. This successful business does approximately $15 million in business each year and currently has 120 employees. Mr. Rosema brings to the Board over 40 years of management and administrative skills, extensive experience in real estate development and construction, especially in the communities we serve. He also has experience in sales, personnel management and human resource matters from his outside business experience.

MutualFirst Financial, Inc. is the parent company of MutualBank, an Indiana-based financial institution since 1889. MutualBank has thirty full-service retail financial centers in Delaware, Elkhart, Grant, Kosciusko, Randolph, St. Joseph and Wabash Counties in Indiana. MutualBank has two offices located in Carmel and Crawfordsville, Indiana specializing in wealth management and trust services and a loan origination office in New Buffalo, Michigan. MutualBank also operates a wholly owned subsidiary named Summit Mortgage which operates out of Fort Wayne, Indiana. MutualBank provides a full range of financial services including commercial and business banking, personal banking, wealth management, trust services, investments and internet banking services. The Company’s stock is traded on the NASDAQ National Market under the symbol “MFSF” and can be found online at www.bankwithmutual.com.

Statements contained in this release, which are not historical facts, are forward-looking statements, as that term is defined in the Private Securities Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from those currently anticipated due to a number of factors, which include, but are not limited to factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.